Bausch & Lomb Incorporated

Exhibit 11

Statement Regarding Computation of Per Share Earnings

(Dollar Amounts in Millions, Share Amounts in Thousands Except Per Share Data)

	Three Months Ended
	March 31,		March 25,
	2001		2000

Net (Loss) Income Before Change in Accounting Principle	$(1.3)		$39.1
Gain from change in accounting principle, net of taxes	0.3		-
Net (Loss) Income (a)	$(1.0)		$39.1

Actual outstanding Common and Class B shares at beginning of period	53,473		57,376

Sum of weighted average activity of Common and Class B shares issued for stock options, restricted stock awards and cancellations, and net activity of shares held in deferred compensation plan	26		(684)

Weighted Basic Shares (b)	53,499		56,692

Effect of assumed exercise of Common stock equivalents	-	<1>	846

Weighted Diluted Shares (c)	53,499		57,538

Basic earnings per share (a/b)	$(0.02)		$0.69

Diluted earnings per share (a/c)	$(0.02)		$0.68

<1> Due to the net loss before the change in accounting principle, no effect of assumed exercises of Common stock equivalents was used in the computation of weighted diluted shares.